Form N-SAR, Sub-Item 77D
Policies with respect to security investments

NUVEEN GEORGIA MUNICIPAL BOND FUND
NUVEEN LOUISIANA MUNICIPAL BOND FUND
NUVEEN NORTH CAROLINA MUNICIPAL BOND FUND
NUVEEN TENNESSEE MUNICIPAL BOND FUND

Each a series in NUVEEN MULTISTATE TRUST III

333-16611, 811-07943

On January 10, 2014, notifications of each Funds changes in investment policy for the funds in the above-referenced Trust was filed as a 497
(supplement) to the Funds Statement of Additional
Information (SAI). A copy of the supplement is contained in the Form 497 filing on January 10, 2014, accession number 0001193125-14-007431 and is herein incorporated by reference as an exhibit to the Sub-Item 77D of Form N-SAR.